Exhibit 99.1

Contact:	David G. Baker
President and Chief Executive Officer
(973)-694-0330

LINCOLN PARK BANCORP ANNOUNCES EARNINGS FOR THE
MARCH 31, 2009 QUARTER

Lincoln Park, New Jersey,  May 6, 2009 – Lincoln Park Bancorp (the “Company”), the holding company of Lincoln Park Savings Bank, announced net income of $72,000, or $.04 per share, for the quarter ended March 31, 2009, as compared to a net loss of $2,000, for the quarter ended March 31, 2008.  The increase in net income of $74,000 was primarily due to an increase in net interest income which was partially offset by increases in non-interest expenses, provision for loan losses, and income taxes.   Additionally, in the quarter ended March 31, 2009, the Company recorded impairment losses of $51,000 in the available for sale equity securities portfolio.

Net interest income increased by $289,000, or 50.3% during the March 31, 2009 quarter to $864,000 as compared to $575,000 for the three months ended March 31, 2008.  The increase in net interest income was primarily due to increases in interest income of $435,000 that exceeded increases in interest expense of $146,000.   The improved results in this area were due to increased balances and an increase in our interest rate spread to 2.28% from 1.84%

During the quarter ended March 31, 2009, provision for loan losses was $40,000 as compared to $20,000 during the quarter ended March 31, 2008.  The increased provision in the current quarter was due to weaker general economic conditions.  Non-interest expenses increased by $103,000 to $690,000 for the three months ended March 31, 2009, as compared to $587,000 for the three months ended  March 31, 2008, primarily due to increases in audit and accounting, occupancy, salaries, and FDIC insurance premium related expenses.

Income taxes increased by $52,000 to $50,000 for the three months ended March 31, 2009, as compared to an income tax benefit of $2,000 for the three months ended March 31, 2008.  The increase in income taxes was due to a $126,000 increase in pre-tax income.

At March 31, 2009, the Company had total assets of $138.2 million and stockholders’ equity of $13.2 million.  In addition, the Company had net loans of $75.5 million, total deposits of $76.3 million, and total borrowings of $47.5 million as of March 31, 2009.

Lincoln Park Savings Bank is a New Jersey state-chartered savings bank that conducts its business from its main office in Lincoln Park, New Jersey.  The Company’s common stock is traded on the OTC Bulletin Board under the symbol “LPBC”.

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.